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                                                                   EXHIBIT 23.8

December 15, 1997

The Board of Directors
Total Renal Care Holdings, Inc.
21250 Hawthorne Boulevard
Torrance, CA 90503-5517

Ladies and Gentlemen:

  Upon consummation of the merger contemplated by the Agreement and Plan of Merger dated as of November 18, 1997 by and among Total Renal Care Holdings, Inc., Nevada Acquisition Corp. and Renal Treatment Centers, Inc., I consent to serve as a director of Total Renal Care Holdings, Inc.

Sincerely,

Robert L. Mayer, Jr.